Exhibit 99(a)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE SECOND QUARTER OF 2004

St. Louis, Missouri, July 28, 2004 — Furniture Brands International (NYSE:FBN) announced today its financial results for the second quarter and first half of 2004.

Operating Results – Second Quarter

Net sales for the second quarter of 2004 were $575.7 million, compared with $579.6 million in the second quarter of 2003, a decrease of 0.7%. Net earnings for the second quarter were $16.6 million as compared to $23.6 million in the second quarter of last year, a decrease of 29.6%. Diluted net earnings per common share for the second quarter were $0.30 as compared to $0.42 in the second quarter of last year, a decrease of 28.6%.

Included in the 2004 second quarter net earnings were restructuring and asset impairment charges totaling $2.3 million ($3.7 million before income tax benefits) or $0.04 per diluted common share attributable to the Drexel Heritage plant closings announced in January. Also included in the 2004 second quarter net earnings was a charge of $5.3 million ($8.3 million before income tax benefits) or $0.09 per diluted common share to reflect the loss of collectibility of the receivable due from Breuners Home Furnishings Corporation, which filed for bankruptcy protection shortly after the quarter ended. The Company’s previous earnings guidance in the range of $0.37 to $0.39 per share had included the effect of the $0.04 restructuring charge attributable to the Drexel Heritage plant closings, but did not include the effect of the $0.09 charge attributable to the write off of the Breuners receivable. The 2003 second quarter net earnings were negatively impacted by restructuring charges of $1.7 million ($2.6 million before income tax benefits) or $0.03 per diluted common share.

Operating Results – First Half

Net sales for the first half of 2004 were $1,234.2 million, compared with $1,193.4 million in the first half of 2003, an increase of 3.4%. Net earnings were $49.8 million as compared to $52.6 million in the first half of 2003, a decrease of 5.3%. Diluted net earnings per common share were $0.88 as compared to $0.94 in the first half of 2003.

Included in the 2004 first half net earnings were restructuring and asset impairment charges totaling $3.3 million ($5.3 million before income tax benefits) or $0.06 per diluted common share as well as the $0.09 charge related to the Breuners receivable. The 2003 first half net earnings included $0.03 in restructuring charges, all incurred in the second quarter.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “In the first quarter of this year we reported record sales and net earnings, and we exceeded our budgeted expectations. However, in the second quarter, beginning in late-April, we began returning to the same soft business environment that has characterized the residential furniture industry since mid-2000. Business remained comparatively strong at our upper-end companies (Thomasville, Henredon, Drexel Heritage and Maitland-Smith). Continuing weakness in the middle-price companies (Broyhill and Lane), however, brought overall sales down to nearly flat on a year-over-year basis. Our earnings performance was also affected by these soft business conditions. Excluding the charge attributable to the Breuners receivable, diluted net earnings per common share would have been at the upper end of the earnings guidance we provided in early June.

“Our balance sheet remained strong throughout the second quarter,” Mr. Holliman continued. “Cash and cash equivalents at the end of the quarter totaled $56 million, despite our having spent $37 million to repurchase just under 1.4 million shares of our common stock during the quarter. In the first half of 2004 we repurchased just under 1.8 million shares of our common stock for approximately $50 million. Our long-term debt, at about $300 million, remains at its target level.”

Outlook

Mr. Holliman concluded, “Although orders in the first quarter of 2004 were up 8.4% over the first quarter of 2003, orders in the second quarter of 2004 were off 2.7% against the prior year. In addition, while Broyhill and Lane are moving forward to replace the Breuners volume, which was approximately $42 million in 2003, we have reduced our sales expectations for the third and fourth quarters to reflect the loss of some of this business. We currently expect sales to be flat in the third quarter and diluted net earnings per common share in the $0.34 to $0.38 range. As has been our practice, we will provide an update on our third quarter expectation in early September.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the second quarter results at 7:30 a.m. (Central Time) on July 29, 2004. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$575,682	$579,612	$1,234,213	$1,193,456
Costs and expenses:
Cost of operations	413,728	420,557	884,613	857,056
Selling, general and administrative expenses	120,085	105,414	238,888	219,602
Depreciation and amortization	12,606	12,614	25,223	25,518
Earnings from operations	29,263	41,027	85,489	91,280

Interest expense	3,934	4,868	8,860	9,925
Other income, net	467	959	1,174	1,728
Earnings before income tax expense	25,796	37,118	77,803	83,083
Income tax expense	9,194	13,543	27,992	30,467
Net earnings	$16,602	$23,575	$49,811	$52,616

Net earnings per common share (diluted)	$0.30	$0.42	$0.88	$0.94

Average diluted common shares
outstanding (in thousands)	55,921	56,216	56,501	56,108

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$56,550	$71,668
Receivables, net	372,458	366,448
Inventories	430,377	414,684
Prepaid expenses and other current assets	37,162	33,252
Total current assets	896,547	886,052
Property, plant and equipment, net	298,087	310,563
Intangible assets	353,460	353,460
Other assets	34,580	28,184
	$1,582,674	$1,578,259

Liabilities and Shareholders' Equity

Current liabilities:
Accrued interest expense	$1,025	$1,992
Accounts payable and other accrued expenses	184,652	180,827
Total current liabilities	185,677	182,819
Long-term debt	302,400	303,200
Other long-term liabilities	121,086	125,338

Shareholders' equity	973,511	966,902
	$1,582,674	$1,578,259